EX-23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Current Report on Form 8-K/A of Colony Bankcorp, Inc. of our report dated March 28, 2019, relating to our audit of the 2018 consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of SouthCrest Financial Group, Inc. appearing in Exhibit 99.1 to this Current Report on Form 8-K/A.

We further consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-228440 and 333-237169) and Form S-8 (File Nos. 333-226984, 333-236721 and 333-238752) of Colony Bankcorp, Inc. of our report dated March 28, 2019, with respect to the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows as of December 31, 2018 of SouthCrest Financial Group, Inc. appearing in this Current Report on Form 8-K/A.

/s/ PORTER KEADLE MOORE, LLC

Atlanta, Georgia
October 15, 2021